Exhibit 99.1

Amendment to Employment Agreement

This Amendment to Employment Agreement (“Amendment”) is entered into by and between Casey’s General Stores, Inc., an Iowa corporation (the “Company”), and Robert J. Myers (“Myers”), as of this 18th day of December, 2012.

WHEREAS, the Company and Myers are parties to an Employment Agreement dated as of April 16, 2010 (the “Original Agreement”), providing for the terms of Myers’ employment by the Company as its President and Chief Executive Officer; and

WHEREAS, the Company and Myers have agreed to continue the term of employment beyond the date specified in the Original Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment of Section 2. Section 2 of the Original Agreement, entitled “Term and Notice of Intention to Serve”, is hereby amended to delete the existing text of said Section 2 and to substitute therefore the following:

2.1 Term. The term of employment under this Agreement shall commence as of the Effective Date and shall continue through April 30, 2015 (the “Term”), unless sooner terminated in accordance with this Agreement. Any service beyond April 30, 2015 shall be subject to formal acceptance by the Company’s Board of Directors, upon such terms as shall be mutually agreed.

Section 2. Amendment of Section 5. Section 5 of the Original Agreement, entitled “Retirement Benefits”, is hereby amended to delete the existing text of said Section 5 and to substitute therefore the following:

5.1 Commencing on January 1 of the year following Myers’ separation from service (the “Initial Payment Year”), the Company shall pay to Myers and following Myers’ death, to Myers’ surviving spouse (if any), until the earlier of (i) the expiration of the period ending on December 31 of the year that is nine (9) years after the Initial Payment Year or (ii) the death of Myers and Myers’ spouse, an annual retirement benefit of $330,000 per year to be paid in equal monthly installments on the first day of each calendar month. “Separation from service” refers and shall be defined with reference to the term “separation from service” under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h), as last amended.

5.2 If payment to Myers in accordance with Section 5.1 of this Agreement of any amount that is “deferred compensation” subject to Code section 409A at the time otherwise payable under this Agreement would subject such payment to additional tax under Code section 409A(a)(1)(B), and if the payment of such amount at a later date would avoid any such additional tax, then the payment of such amount shall be deferred until the later of (a) the date of payment specified in this Agreement, or (b) the earliest date on which such payment can be paid without incurring any such additional tax. If this provision requires a deferral of any payment beyond the date specified in the foregoing provisions of this Agreement, such payment shall be accumulated and paid in a single lump sum on the subsequent date on which such payment can be paid without incurring such additional tax.

5.3 Notwithstanding any other provision of this Agreement, (a) if Myers is a “specified employee” of the Company within the meaning of Code section 409A (a)(2)(B) and Treasury Regulation section 1.409A-1(i), as last amended, upon Myers’ separation from service, then no distribution shall be made earlier than six months after the date of Myers’ separation from service (or, if earlier, the date of death) in accordance with requirements of Treasury Regulation section 1.409A-3(i)(2), and any payments to which Myers or his surviving spouse would be entitled during the first six months following the date of separation from service shall be accumulated and paid on the first day of the seventh month following the date of separation from service; and (b) no amendment or modification of this Agreement may alter, delay or accelerate the time or change the form of payments in accordance with this Section 5 in violation of Code section 409A, including, without limitation, any amendment that would violate the current provisions of Code section 409A requiring that any amendment to extend the employment of Myers and the payment to him of all or any portion of the benefits under this Section 5 may not take effect until at least twelve (12) months after the date on which the new election is made, and, if the new election relates to a payment for a reason other than the death or disability of Myers, the new election must provide for the deferral of the first payment for a period of at least five (5) years from the date such payment would otherwise have been made.

Section 3. Ratification. All other provisions of the Original Agreement are hereby ratified, confirmed and accepted and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CASEY’S GENERAL STORES, INC.

ATTEST:

By:	/s/ Brian J. Johnson	By:	/s/ Terry Handley
	Brian J. Johnson, Vice President – Finance and Corporate Secretary		Terry Handley, Chief Operating Officer

By:	/s/ Robert J. Myers
Robert J. Myers

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